UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) March 31, 2006

KOPIN CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-19882	04-2833935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 John Hancock Road, Taunton, MA	02780-7331
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (508) 824-6696

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 31, 2006, Kopin Corporation (the "Registrant") entered into an amended and restated employment agreement (the "Agreement") with Dr. John C.C. Fan, pursuant to which the Registrant has agreed to employ Dr. Fan as President and Chief Executive Officer. Dr. Fan's prior employment agreement with the Registrant expired in February 2006, and was renegotiated on the following terms:

The Agreement will terminate on December 31, 2010 and in the event Dr. Fan is terminated without cause or in the event of a change in control of the Registrant and Dr. Fan's position, compensation or responsibilities change, Dr. Fan and his spouse will receive post-retirement monthly supplemental health benefits for ten years for the difference between the cost of the coverage the Registrant provides and the benefits provided by the U.S. government, severance pay of $600,000 per year payable monthly for two years and Dr. Fan's unvested stock awards will immediately vest. Furthermore, if the Registrant and Dr. Fan fail to extend or renew the Agreement, the Registrant and Dr. Fan will negotiate in good faith to implement a mutually agreeable and appropriate retirement or consulting arrangement for Dr. Fan. The Agreement also contains covenants not to compete, non-solicitation clauses and the rights of the Registrant to inventions made by Dr. Fan.

Dr. Fan's salary is to be determined each year by the Board of Directors of the Registrant. The Board of Directors of the Registrant set Dr. Fan's annual salary for fiscal year 2006 at $495,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPIN CORPORATION

Dated: April 6, 2006	By: /s/ Richard A. Sneider

Richard A. Sneider

Treasurer and Chief Financial Officer

(Principal Financial and Accounting Officer)